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                                                                    EXHIBIT 99.1

           RENAISSANCERE APPOINTS NEW DIRECTOR AND DECLARES DIVIDEND

HAMILTON, Bermuda -- August 7, 1996 -- RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that Thomas A. Cooper, Chairman, President and Chief Executive Officer of Chase Federal Bank and Chairman of TAC Bancshares, Inc. was appointed a director to serve until the 1997 Annual General Meeting of Shareholders.

Mr. Cooper is a nationally-known banker with over 30 years of broad experience in financial services. He has served as President of Bank of America as well as Chief Executive Officer of Goldome. He has also headed one of the largest full service securities brokerage and investment companies in the country; served as Vice Chairman of Mellon Bank; and was President of Philadelphia's Girard Bank.

Additionally, the Board of Directors of RenaissanceRe Holdings Ltd. today declared a regular quarterly cash dividend of $0.20 per share on its common shares, payable on September 4, 1996 to shareholders of record on August 20, 1996.

RenaissanceRe Holdings Ltd., through its subsidiaries Renaissance Reinsurance Ltd. and Glencoe Insurance Ltd., is a global provider of reinsurance and insurance. The Company's principal product is property catastrophe reinsurance.
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CONTACT:  Keith S. Hynes
          Senior Vice-President and Chief Financial Officer     (441) 295-4513

          Jay Nichols
          Assistant Vice President and Controller               (441) 295-4513

          or

          Michael Seely
          Investor Access Corporation                           (212) 692-9060

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